                                                                    EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                MICROTUNE, INC.


                    (Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)
--------------------------------------------------------------------------------

     James A. Fontaine and Tamara G. Mattison each hereby certifies:

     (1) They are the President and Secretary, respectively, of Microtune, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"); and
                        -----------------------

     (2) The name of the Corporation is Microtune, Inc. Microtune, Inc. was originally incorporated under the name Microtune Holding Company, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 1, 2000.

     (3) The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:



     FIRST:  The name of the Corporation is Microtune, Inc. (the "Corporation")
                                                                  -----------

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19801.
The name of its registered agent at such office is The Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

     FOURTH: The Corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share ("Common Stock"), and
                                                      ------------
Preferred Stock, par value $0.001 per share ("Preferred Stock").  The total
                                              ---------------
number of shares which the Corporation is authorized to issue is 118,998,513. The number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 18,998,513 which shall be designated as set forth below.

     The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 1 of 15

     Number of                                           Series
      Shares               Class                        (If any)                Par Value per Share
------------------  -------------------         ----------------------    -------------------------------
       100,000,000          Common                        --                            $0.001
         5,000,000          Preferred                      A                            $0.001
         1,250,000          Preferred                      B                            $0.001
         1,500,000          Preferred                      C                            $0.001
         2,600,000          Preferred                      D                            $0.001
         3,648,513          Preferred                      E                            $0.001
         2,000,000          Preferred                      F                            $0.001
         3,000,000          Preferred                Undesignated                       $0.001

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The Board of Directors of the Corporation (the "Board") is hereby
                                                     -----
authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 2 of 15

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.

     Shares of any series of Preferred Stock established pursuant to the preceding three paragraphs which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into shares of stock or exchanged for property or indebtedness of the Corporation, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series for which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the establishment of any series of Preferred Stock and to any filing required by law.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock being sometimes referred to herein collectively as the "Preferred Stock") or the holders thereof
                                        ---------------
are as follows:

     1.  Dividends.
         ---------

     The holders of the outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board, out of funds legally available therefor, dividends at the per annum rate of $0.2064 per share of Series A Preferred Stock, $0.32 per share of Series B Preferred Stock, $0.48 per share of Series C Preferred Stock, $0.96 per share of Series D Preferred Stock, $1.36 per share of Series E Preferred Stock and $0.96 per share of Series F Preferred Stock, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board. No dividends or other distributions shall be made with respect to the Common Stock in any fiscal year, other than dividends payable solely in Common Stock, until a dividend in the amount of at least $0.2064 per share of Series A Preferred Stock, $0.32 per share of Series B Preferred Stock, $0.48 per share of Series C Preferred Stock, $0.96 per share of Series D Preferred Stock, $1.36 per share of Series E Preferred Stock and $0.96 per share of Series F Preferred Stock has been paid to or declared and set apart upon all shares of Preferred Stock during that fiscal year. After the holders of the Preferred Stock have received their dividend preference as set forth above, any dividends declared by the Board out of funds legally available therefor shall be shared equally among all outstanding shares on an as-converted basis.

     For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise,

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 3 of 15
payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

     2.  Liquidation Preference.
         ----------------------

     In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

     (a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $2.58 per share of Series A Preferred Stock, $4.00 per share of Series B Preferred Stock, $6.00 per share of Series C Preferred Stock, $12.00 per share of Series D Preferred Stock, $20.56 per share of Series E Preferred Stock and $12.00 per share of Series F Preferred then held by them (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware) plus an amount equal to all declared but unpaid dividends on the Preferred Stock. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full aforesaid preferential amounts to which each such holder is entitled.

     (b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

     (c) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a merger of any other corporation or corporations into the Corporation, unless the stockholders of the Corporation immediately following such transaction directly or indirectly own greater than fifty percent (50%) of the total voting power of the surviving or acquiring corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

     (d) Notwithstanding Sections 2(a) and 2(b) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 4 of 15

     3.  Conversion.
         ----------

     The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
      -----------------

     (a) Right to Convert.  Each share of Preferred Stock shall be convertible,
         ----------------
at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.58 (with respect to the Series A Preferred Stock), $4.00 (with respect to the Series B Preferred Stock), $6.00 (with respect to the Series C Preferred Stock), $12.00 (with respect to the Series D Preferred Stock), $16.95 (with respect to the Series E Preferred Stock) and $12.00 (with respect to the Series F Preferred Stock) by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Preferred Stock shall initially be $1.29 per share of Common Stock (with respect to the Series A Preferred Stock), $2.00 per share of Common Stock (with respect to the Series B Preferred Stock), $3.00 per share of Common Stock (with respect to the Series C Preferred Stock), $6.00 per share of Common Stock (with respect to the Series D Preferred Stock), $8.475 per share of Common Stock (with respect to the Series E Preferred Stock) and $12.00 per share of Common Stock (with respect to the Series F Preferred Stock). The term "Conversion
                                                                 ----------
Price" as used herein shall refer to the respective Conversion Price of each
-----
series of Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

          Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board.

     (b) Automatic Conversion.  Each share of Preferred Stock shall
         --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation (prior to underwriter commissions and offering expenses) of not less than $10 million ($20 million with respect to the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock) and at a per share price of at least $4.50 ($9.00 with respect to the Series D Preferred Stock and Series E Preferred Stock and $12.00 with respect to the Series F Preferred Stock) (adjusted for any subdivisions, combinations, consolidation, or stock distributions or stock dividends with respect to such shares effected after the date this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware), or (ii) the receipt by the Corporation of the affirmative vote at a duly noticed stockholders meeting or pursuant to a duly solicited written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock in favor of the conversion of all of the shares of Preferred Stock. In the event of the automatic conversion of the Preferred Stock upon a public offering as set forth in subsection (i) hereof, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 5 of 15

     (c) Mechanics of Conversion.  No fractional shares of Common Stock shall be
         -----------------------
issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the then-effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion immediately prior to the closing of the offering or on the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (d) Adjustments to Conversion Prices of the Preferred Stock.
         -------------------------------------------------------

         (i) Special Definitions.  For purposes of this Section 3(d), the
             -------------------
following definitions shall apply:

             (1) "Options" shall mean rights, options or warrants to subscribe
                  -------
for, purchase or otherwise acquire either Common Stock or Convertible
Securities.

             (2) "Convertible Securities" shall mean any evidences of
                  ----------------------
indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

             (3) "Additional Shares of Common" shall mean all shares of Common
                  ---------------------------
Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                  (A) upon conversion of shares of Series A Preferred Stock; Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 6 of 15

                  (B) upon exercise of the warrants to purchase up to an aggregate of 2,212,342 shares of Common Stock (subject to adjustment) dated as of December 31, 1999, as the same may be amended from time to time;

                  (C) upon exercise of warrants to be issued to a supplier of the Corporation to purchase shares of Common Stock on a net exercise basis; provided, however, that in no event shall more than 400,000 shares (subject to adjustment for any subdivision, combinations, consolidations or stock distributions or stock dividends with respect to the Common Stock) of Common Stock be actually issued pursuant to these warrants;

                  (D) to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board;

                  (E) as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;

                  (F) in a transaction described in Section 3(e); or

                  (G) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (A), (B), (C), (D), (E), (F) or this clause (G).

              (4) "Original Issue Date" shall mean the date of the filing of
                   -------------------
this Certificate of Incorporation with the Secretary of State of the State of Delaware.

         (ii) No Adjustment of Conversion Price. No adjustment in the Conversion
              ---------------------------------
Price shall be made in respect of the issuance of Additional Shares of Common pursuant to this Section 3(d) unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

       (iii)  Deemed Issue of Additional Shares of Common.
              -------------------------------------------

              (1) Options and Convertible Securities. In the event the
                  ----------------------------------
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 7 of 15
immediately prior to such issue, or such record date, as the case may be; and, provided, further that in any such case in which Additional Shares of Common are deemed to be issued:

                  (A) except as provided in Section 3(d)(iii)(B), no further adjustment in the Conversion Price will be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recalculated to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                  (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

             (iv) Weighted-Average Adjustment of Conversion Price of Preferred
                  ------------------------------------------------------------
Stock Upon Issuance of Additional Shares of Common. In the event the Corporation
--------------------------------------------------
shall, at any time after the Original Issue Date, issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to
Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and
                                                      --------------
in each such event the Conversion Price of each of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock, as the case may be, shall be reduced to a price (calculated to the nearest cent) determined by multiplying each such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of all outstanding shares of the corresponding series of Preferred Stock, immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued (including Additional Shares of Common deemed to be issued pursuant to Section 3(d)(iii)) would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock issuable upon conversion of all outstanding shares of the corresponding series of Preferred Stock, immediately prior to such issue plus the number of such Additional Shares of Common so issued (including Additional Shares of Common deemed to be issued pursuant to Section 3(d)(iii)).

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 8 of 15

                (v)  Determination of Consideration. For purposes of this
                     ------------------------------
Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                     (1) Cash and Property:  Such consideration shall:
                         -----------------

                         (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation;

                         (B) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined by Board in the good faith exercise of its reasonable business judgment; and

                         (C) in the event Additional Shares of Common are issued
together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                     (2) Options and Convertible Securities. The consideration
                         ----------------------------------
per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                         (A) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (B) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (e) Adjustments to Conversion Prices of the Preferred Stock.
         -------------------------------------------------------

         (i) Adjustments for Subdivisions, Stock Dividends, Combinations or
             --------------------------------------------------------------
Consolidations of Common Stock.  In the event the Corporation effects a
------------------------------
subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of any series of Preferred Stock, then and in each such event the Conversion Price with respect to such series of Preferred Stock shall be proportionally decreased or increased, respectively.

         (ii) Adjustments for Other Dividends and Distributions.  In the event
              -------------------------------------------------
the Corporation at any time or from time to time makes, or fixes a record date for the determination of

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                   PAGE 9 of 15
holders of Common Stock entitled to receive, any distribution payable in securities, evidences of indebtedness, assets or other property of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3 or in Section 1 in connection with a dividend, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of property, evidences of indebtedness, assets or number of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

     (iii)  Adjustments for Reclassification, Exchange and Substitution.  If the
            -----------------------------------------------------------
Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

   (b)  No Impairment.  Except as permitted by applicable law and as provided in
        -------------
Section 5, the Corporation will not, by amendment of its Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

   (c)  Certificate as to Adjustments.  Upon the occurrence of each adjustment
        -----------------------------
or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 10 of 15

        (d)  Notices of Record Date. In the event that this Corporation shall
             ----------------------
propose at any time:

             (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

             (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

             (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

             (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                   (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                   (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or by messenger or given by express or first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

     4.  Voting Rights.
         -------------

     Except as otherwise required by law or by Section 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 11 of 15

     The holders of the outstanding shares of any class or series shall be entitled to vote as a class or series upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class or series, increase or decrease the par value of the shares of such class or series, or adversely affect, alter or change the powers, preferences, or special rights of the shares of such class or series. If any proposed amendment would alter or change the powers, preferences or special rights of one or more class or series so as to affect them adversely, but shall not so affect the entire class or series or shall affect one series differently than the other series, then only the shares of the class or series so affected by the amendment shall be considered a separate class or series for the purposes of this paragraph.

     5.  Covenants.
         ---------

     In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis:

          (a) repurchase or redeem any Preferred Stock;

          (b) repurchase any Common Stock for a price in excess of $25,000 in any twelve month period; provided, however, the Corporation may repurchase Common Stock from directors, officers, employees and consultants of the Corporation without approval of the Preferred Stock under this Section 5;

          (c) declare or pay dividends on or make any distribution on account of Common Stock;

          (d) permit any subsidiary of the Corporation to sell common or preferred stock, except to the Corporation;

          (e) increase or decrease the authorized number of shares of Preferred Stock;

          (f) except for designations of rights and preferences of the undesignated Preferred Stock, amend or repeal any provision of, or add any provision to, the Restated Certificate if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock;

          (g) authorize a liquidation, dissolution, recapitalization or reorganization of the Corporation, or a sale or transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the stockholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation; or

          (h) issue any additional class or series of preferred stock with rights, privileges and preferences superior to those of the Series E Preferred Stock or the Series F Preferred Stock; or

          (i) enter into any transaction with any Affiliate (as hereafter defined) of the Corporation, excluding (i) reasonable and customary directors' fees, indemnification and similar

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 12 of 15
arrangements and payments thereunder, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership, or similar plans approved by the Board, (iii) loans or advances to employees of the Corporation or any of its subsidiaries in the ordinary course of business or less than $50,000 in value (to the extent approved by the Board), (vi) transactions by the Corporation or any of its subsidiaries with any suppliers, vendors, customers or other purchasers or sellers of goods and services to the Corporation or any of its subsidiaries in the ordinary course of business consistent with past practice, and (v) transactions pursuant to any agreement as in effect on the date hereof. For purposes hereof, the term "Affiliate" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or other entity who, directly or indirectly, controls, is controlled by or is under common control with the Corporation.

     FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     SIXTH:  The Corporation is to have perpetual existence.

     SEVENTH: The exact number of directors shall be determined in accordance with the Bylaws of the Corporation.

     EIGHT: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

     TENTH: To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 13 of 15
hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     (3) This Amended and Restated Certificate of Incorporation has been duly adopted by the Board in accordance with Sections 242 and 245 of the General Corporation Law.

     (4) This Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of (1) the holders of a majority of the outstanding Common Stock and Preferred Stock (voting together as one class on an as converted to Common Stock basis) entitled to vote thereon and (b) the holders of a majority of the outstanding Preferred Stock (voting together as one class on an as converted to Common Stock basis) entitled to vote thereon.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 14 of 15

     We, THE UNDERSIGNED, being the President and Secretary, respectively, of the Corporation, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of June, 2000.



                                    /S/ James A. Fontaine
                                    ---------------------
                                    James A. Fontaine
                                    President


                                    /S/ Tamara G. Mattison
                                    ----------------------
                                    Tamara G. Mattison
                                    Secretary



AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                  PAGE 15 of 15